Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Art Technology Group, Inc., a Delaware corporation (the “Company”), and Robert D. Burke (the “Executive”) is made as of April 14, 2008 (the “Effective Date”).
     WHEREAS, the Company and the Executive entered into a letter agreement of employment dated December 4, 2002, which was amended by a letter agreement dated March 28, 2003 (together, the “Initial Agreement”);
     WHEREAS, the Company and the Executive amended and restated the Executive’s Initial Agreement as of November 8, 2004 (the “Prior Agreement”);
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances; and
     WHEREAS, the Company and the Executive desire to amend and restate the Executive’s employment agreement to include, among other provisions, certain additional change in control protections for the Executive.
     NOW, THEREFORE, in consideration of the Executive remaining in the Company’s employ and other good consideration, the receipt and sufficiency of which is acknowledged by both parties, the Company and the Executive agree as follows:
     1. Key Definitions.
As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of Outstanding Company Common Stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
               (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          1.2 “Change in Control Date” means the first date during the Employment Term (as defined in Section 3 of the Agreement) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a

Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.3 “Cause” means:
               (a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties; or
               (b) the Executive’s commission of a felony (other than through vicarious liability or involving vehicular offense) which is materially and demonstrably injurious to the Company or a crime involving fraud or embezzlement against the Company.
     For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (j) below.
               (a) a change in the Executive’s titles of President and Chief Executive Officer or the assignment to the Executive of duties inconsistent in any material respect with the Executive’s positions (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such positions, authority or responsibilities;
               (b) a reduction in any aspect of the Executive’s compensation as then may be in effect;
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program consistent with those afforded to other senior executives of the Company (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) in which the Executive participates or which is applicable to the Executive, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the change, or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;
               (d) any alteration in the Company’s 1996 Amended and Restated Stock Option Plan in any manner that may exert an adverse impact on the Executive for the grant of restricted stock awards, restricted stock units or options to purchase shares of common stock of the Company (the “Common Stock”) granted to the Executive (the “Stock Awards”) as of the date of this Agreement;
               (e) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive’s principal residence immediately prior to that change and (ii) more than 20 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the change;
               (f) a material breach of this Agreement by the Company;
               (g) a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to a Change in Control;
               (h) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 7.1;
               (i) if, as a result of a Change of Control, the Company no longer has a publicly traded class of equity securities and/or is no longer subject to reporting requirements under the Securities Exchange Act of 1934; or
               (j) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Company employee benefit plan within seven days of the date such compensation or benefits are due.
     For purposes of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive, binding and final. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
          1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
     2. Position and Duties. The Executive will serve as President and Chief Executive Officer of the Company. The Executive will render such business and professional services in the performance of the Executive’s duties consistent with the Executive’s position within the Company and as reasonably assigned to the Executive by the Board. During the Employment Term, the Executive will serve as a member of the Board.
     3. Employment Term. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall continue in effect until the Date of Termination (as defined below) (the “Employment Term”). The Executive or the Company may terminate Executive’s employment at any time, with or without Cause, subject to the severance obligations described in Section 5.2 of the Agreement, except that the Company or Executive shall communicate such termination by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8 of the Agreement. Any Notice of Termination shall: (a) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) specify the Date of Termination. The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of this Section 3 regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     4. Compensation.
          4.1 Base Salary. The Company will pay the Executive as compensation for the Executive’s services hereunder a base salary at the annualized rate of $400,000 (less customary deductions) through December 31, 2008, such amount to be reviewed annually during the Employment Term by the Compensation Committee of the Board and approved by the Board upon the recommendation of the Compensation Committee (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices.
          4.2 Annual Bonus. For each fiscal year of the Company (“Fiscal Year”) during the Employment Term, the Executive will be eligible to receive an annual target bonus that will be no less than the higher of $300,000 or 50% of the Executive’s then current Base Salary (less customary deductions) (the “Annual Bonus”). The establishment of the plan that outlines the Executive’s Annual Bonus (the “Bonus Plan”) and the evaluation of the Executive’s performance under the Bonus Plan will be approved by the Board upon the recommendation of the Compensation Committee.
          4.3 Equity Compensation. Each year during the Employment Term, the Board, upon recommendation from the Compensation Committee, shall determine the extent to which the Executive will be granted additional Stock Awards by the Company from time to time.
          4.4 Employee Benefits. During the Employment Term, the Executive will be entitled to participate in the employee benefit plans currently and/or hereafter maintained by the Company that are generally applicable to other senior executives of the Company. Examples of such benefits might include life, disability, medical, dental and other insurance, as well as a 401(k) plan, tax benefit and planning services, retirement, cell phone and computer services and the like. For each calendar year during the Employment Term, Executive will be entitled to 20 days paid vacation in accordance with Company’s standard vacation policy.

     5. Additional Benefits.
          5.1 Stock Acceleration. If the Change in Control Date occurs during the Employment Term, then, effective upon the Change in Control Date, each outstanding Stock Award will be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company. This Section 5.1 shall supercede any provision of the Stock Award agreements to the contrary, including, but not limited to, the second paragraph of Section 1(e) of each of the agreements granting an option to purchase shares of Common Stock (the “Option Agreements”).
          5.2 Severance Prior to Change in Control. When the Employment Term is terminated, the Executive shall be entitled to the following benefits:
               (a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company other than for Cause, Disability or death, or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:
                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) the Executive’s Base Salary through the Date of Termination as well as any Annual Bonus or portion thereof which has been earned for the most recently completed Fiscal Year, (B) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (C) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”);
                    (ii) for 12 months after the Date of Termination, the Company shall continue to pay to the Executive his Base Salary distributed at regular pay period intervals, or at the option of the Company and only if such payment of salary is not deemed to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a lump sum;
                    (iii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide health benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Company employee benefit plans in effect on the Date of Termination;
                    (iv) outplacement services through one or more outside firms of the Company’s choosing, with such services to extend until the earlier of (A) 12 months following the Date of Termination, or (ii) the date the Executive secures full time employment; and
                    (v) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
Notwithstanding any provision in the Agreement to the contrary, if the Executive becomes employed by any Competitor within the 12 month period following the Executive’s termination by the Company other than for Cause or Disability, or by the Executive for Good Reason, the Company shall be entitled to cease paying the Executive any compensation or benefits under Section 5.2(a)(ii), (iii) and (iv) above. For purposes of this Agreement, “Competitor” includes, but is not limited to, the following entities: Broadvision, Demandware, Digital River, Escalate, GSI Commerce, the IBM Websphere business unit and other companies that the Company may add to this list from time to time.
               (b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company without Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations, and (ii) timely pay or provide to the Executive the Other Benefits.
               (c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s Base Salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.
          5.3 Severance After Change in Control. If, within 18 months following the Change in Control Date, the employment of the Executive is terminated by the Company other than for Cause, Disability or death, or by the Executive for Good Reason the Executive shall be entitled to the following benefits:
               (a) for 18 months after the Date of Termination, the Company shall continue to pay to the Executive his Base Salary distributed at regular pay period intervals, or at the option of the Company and only if such payment of salary is not deemed to be deferred compensation subject to Section 409A of the Code, in a lump sum;
               (b) the Company shall pay a pro rated Annual Bonus in the year the Date of Termination occurs;
               (c) for 18 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide health benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Company employee benefit plans in effect on the Date of Termination;
               (d) the Company shall pay one and a half times the Executive’s current Annual Bonus, ratably over an 18 month period; and

               (e) outplacement services through one or more outside firms of the Company’s choosing, with such services to extend until the earlier of (A) 18 months following the Date of Termination, or (ii) the date the Executive secures full time employment;
Notwithstanding any provision in the Agreement to the contrary, if the Executive becomes employed by any Competitor within an 18 month period following the Executive’s termination by the Company other than for Cause or Disability, or by the Executive for Good Reason, the Company shall be entitled to cease paying the Executive any compensation or benefits under Section 5.3(a), (c), (d) and (e) above.
          5.4 Taxes.
               (a) In the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Code, by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment.
               (b) For purposes of this Section 5.4, the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
                    (iii) “Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

               (c) The provisions of this Section 5.4 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
               (d) The provisions of this Section 5.4 shall supercede any provision of the Stock Award agreements to the contrary, including, but not limited to, Section 12(a) of each of the Option Agreements.
          5.5 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 5 by seeking other employment or otherwise. Further, except as provided in Section 5.2(a), the amount of any payment or benefits provided for in this Section 5 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
     6. Section 409A. In the event that the Company determines in good faith that any benefit payable under this Agreement upon termination of the Executive’s employment is “deferred compensation” subject to Section 409A of the Code: (i) payment of such benefit shall only be made in the event that the termination of employment constitutes a “Separation from Service” as defined below; and (ii) if required by Section 409A, payment of such benefit shall be made 6 months and 1 day after the date of Separation from Service. For purposes of this Section, Separation from Service shall mean any termination of employment with the Company and any affiliate of the Company pursuant to which the aggregate level of services provided by the Executive to the Company and any such affiliate of the Company (whether as an employee or consultant) is permanently reduced to a level of services that is 49% or less than the level of services provided in the immediately preceding 12 months. To the extent that payment of any benefit that is required to be delayed under the provisions of this Section was to have been paid over a period of time, the following provisions shall apply. All amounts originally scheduled to have been paid during the 6 month and 1 day delay period shall be accrued and, at the conclusion of such delay period, shall be paid in a single lump sum on the date that is 6 months and 1 day after the Separation from Service. At the end of such delay period, the originally-scheduled, regular periodic payments shall be paid.
     7. Restrictive Covenants; Non-Competition. The Executive agrees that, for a period of 18 months after the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive will not own, manage, operate, advise, consult or otherwise render services to, or be employed by, or be connected with, any business that directly competes with the Company, including but not limited to, those businesses identified in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.
     8. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any disputes shall be resolved by final and binding arbitration to be conducted in the Greater Boston, Massachusetts area pursuant to American Arbitration Association’s rules for the resolution of employment disputes.
     9. Successors.
          9.1 Successor to Company. The Company shall require any person or entity that purchases all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     10. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at One Main Street, Cambridge, Massachusetts 02142, and to the Executive at his home (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     11. Miscellaneous.
          11.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          11.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          11.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          11.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          11.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          11.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          11.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes and replaces the Prior Agreement, other than the Option Agreements set forth in Exhibits A and B of the Initial Agreement and the Stock Award agreements which shall remain in full force and effect (except as specifically modified by this Agreement), and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein (other than the Option Agreements and the Stock Award agreements) is hereby terminated and cancelled.
          11.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the Effective Date.

ART TECHNOLOGY GROUP, INC.

By:	/s/ Patricia O’Neill
	Name:	Patricia O’Neill
	Title:	Senior VP, Human Resources

/s/ Robert D. Burke
Robert D. Burke